STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 15th, 2014 (the “Effective Date”), by and among Tianli AgriTech, Inc., a British Virgin Islands corporation (“Buyer”), and each of the parties listed on Schedule A attached hereto (individually, a “Seller,” collectively, the “Sellers”)

RECITALS

A.           The Sellers collectively are the record holders and beneficial owners of all of the issued and outstanding capital stock (the “Capital Stock”), of Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd., a corporation organized under the laws of the People’s Republic of China (the “Company”).

B.           Youbin Li and Hongwen Tong (herein, the “Controlling Stockholders”) are the holders of record and beneficial owners of 60% of the issued and outstanding shares of the Company’s Capital Stock.

C.           Xiangyang Guosheng Qirui Investment Co., Ltd., a company owned by certain members of the management of the Company (the “Management Stockholder”), is the holder of record and beneficial owner of 28% of the issued and outstanding shares of the Company’s Capital Stock.

D.           The Controlling Stockholders desire to sell to Buyers, and Buyer desires to purchase from the Controlling Stockholders, for cash, an aggregate of 30 million shares of the Company’s Capital Stock, representing their full 60% equity interest in the Company.

E.           The Management Stockholder also wishes to sell to Buyer its equity interest in the Company, and Buyer is willing to purchase from the Management Stockholder, for equity, all 14 million shares of the Company’s Capital Stock held by the Management Stockholder, the payment for which is based upon, and subject to, the Company achieving certain Target Net Income (as defined hereinbelow) in each of the fiscal years ending December 31, 2014, 2015 and 2016 (the “Earn Out Period”).

F.           At the Effective Date, Buyer will hold of record and be the beneficial owner of 44 million shares of the Company’s Capital Stock (the “Shares”), constituting 88% of the total issued and outstanding shares of the Company’s Capital Stock.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I.     Purchase and Sale

Section 1.01        Purchase and Sale of the Shares

(a)           Upon the terms and subject to the conditions of this Agreement, each of the Sellers hereby assigns, transfers and delivers that number of Shares set forth opposite such Seller’s name on Schedule A attached hereto, which Shares shall be free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description (“Liens”).

(b)           The aggregate purchase price for the Shares is (a) RMB 42,000,000, in cash (the “Cash Consideration”) payable to the Controlling Stockholders and (b) 1,047,000 shares of the common stock, par value $0.001 per share, of Buyer payable to the Managing Stockholder (the “Stock Consideration” and, together with the Cash Consideration, collectively referred to herein as the “Purchase Price”), payable as provided in Section 1.02 below.

(c)           The Sellers hereby acknowledge that the distribution of the Shares among them has been determined by agreement among them and that the Management Stockholder have agreed to receive the Consideration Shares subject to, and only to the extent that, the Company achieves certain Target Net Income amounts during the Earn Out Period, as provided in Section 1.02 below.

Section 1.02        Deliveries by the Parties

(a)           Buyer herewith delivers the Purchase Price, as follows:

(i)         With respect to the Controlling Stockholders, the Cash Consideration in the sum of RMB 42,000,000, in immediately available funds, by wire transfer to the respective accounts of the Controlling Stockholders pro ratably in accordance with their respective ownership of the Shares as set forth in Schedule A attached hereto; and

(ii)         With respect to the Management Stockholder, certificate(s) registered in the name of the Management Stockholder for the number of shares of the Stock Consideration set forth on Schedule A, with any required transfer stamps affixed thereto, deposited in escrow, to be held in escrow, until ultimately released and disbursed in accordance with and subject to the terms and provisions of the Earn Out Payment set forth in Section 1.03 below.

(b)           Sellers shall each deliver, or cause to be delivered, to Buyer:

(i)         certificates for the number of Shares set opposite their names on Schedule A, in appropriate form, duly endorsed or accompanied by stock powers duly endorsed, and with any required transfer stamps affixed thereto, together with all other documents and instruments necessary to vest in Buyer all of such Seller’s right, title and interest in and to the Shares, free and clear of all Liens (other than restrictions arising pursuant to applicable securities laws);

(ii)         the Company’s Corporate minute book, bank statements, invoices from previous periods, Tax statements, and miscellaneous historical documents; and

(iii)         written resignations, substantially in the form attached as Exhibit B hereto, of certain officers of the Company and each director of the Company, all effective as of the date hereof.

Section 1.03        Earn Out Payment

(a)           At the Effective Date, Buyer shall deposit the Stock Consideration in escrow, in certificated form (the “Escrowed Certificate”), evidencing collectively an aggregate of 1,047,000 shares of Buyer’s common stock.

(b)            On or before March 15 of 2015, 2016 and 2017 of each year the parties shall cause the Company to have prepared a consolidated income statement for the Company and its subsidiary for the immediately preceding year (the “Company Income Statement”).  The Company Income Statement shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied.  For purpose of this Agreement, “Net Income” for any year shall mean the Company’s net income, inclusive of non-recurring items, as shown on the Company Income Statement for such year and, for the avoidance of doubt, shall reflect the Company’s (i) gross yearly revenue minus (ii) the sum of all of the expenses on the Company Income Statement, including, without limitation, cost of goods sold, selling, general and administrative expenses, taxes, and interest, and a reasonable amount reflective of the cost of being a public company for such fiscal year, on a consolidated basis, using the Company Income Statement.  For the avoidance of doubt, for purposes of determining the Company’s Net Income for 2014, the Company Income Statement shall include the operations of the Company for the period from January 1, 2014 through to December 31, 2014.

(c)           The Target Net Income amount for each of 2014, 2015 and 2016 is set forth on Schedule B.  For each fiscal year, there shall be computed a fraction (expressed as a decimal) equal to the actual Net Income for such year over the Target Net Income for such year provided that in any fiscal year in which the Net Income equals or exceeds 90% of the Target Net Income, the fraction shall be deemed to be 1.  For example, if the Net Income for 2014 is RMB 4.05 million, the fraction for such year shall be 1.  The number of shares to be delivered to the Management Stockholder shall be determined in 2017 and shall be equal to the product of (i) the product of the fractions for each fiscal year times (ii) the number of shares issuable to such Management Shareholder.

For example, if the Net Income for 2014, 2015 and 2016 are RMB4.05 million, RMB10 million and   RMB12million, respectively, the number of shares to be delivered to the Management Stockholder would be 837,600 determined as follows:

(4.05  x 10 x 12) x 1,047,000 = number of shares, except that both 4.05/4.5 and 10/9 shall be deemed to be equal to 1,
                                  4.5       9     15                                                                       so the formula is:

 (1 x 1 x .8)  x 1,047,000 = number of shares, or  0.8 x 1,047,000 = 837,600

(d)           Upon computation of the Net Income and the amount of shares due the Management Stockholder in 2017, the Buyer shall direct the escrow agent to deliver the shares due to the Management Stockholder and return the balance to the Buyer’s authorized but unissued shares.  If the Net Income for 2014 or 2015 is less than 90% of the Target Net Income for such years, so it is inevitable that the Management Stockholder will receive less than the 1,047,000 shares, the parties shall direct the escrow agent to return to the Buyer the number of shares which the Management Stockholder is no longer eligible to receive.

(e)           Until such time as released from escrow and disbursed to the Management Stockholder in accordance with an Earn Out Payment, the Escrowed Certificate shall evidence only a conditional right (based on Target Net Income amounts) to receive that number of shares of common stock evidenced thereby.  Prior to being released from escrow and disbursed to the Management Stockholder, the Escrowed Certificate shall not confer on the Management Stockholder, and the Management Stockholder shall not have or exercise, any rights as a stockholder of Buyer by virtue of this Agreement, including any voting or any economic rights, except that if the Buyer shall reorganize its capital stock through a split, merger, recapitalization or similar event, upon release of the shares from escrow to the Management Stockholder, it will receive in substitution for such shares, the number and kind of securities it would have received had it owned the shares at the date of such split, merger, recapitalization or similar event. .

 (f)         No later than the end of the first quarter of 2016 the Buyer will adopt a Stock Option Incentive Plan.

Article II.     REPRESENTATIONS AND WARRANTIES REGARDING SHARES AND AGREEMENT

Each Seller represents and warrants to Buyer as of the date hereof that the statements contained in this Article II are true and correct:

Section 2.01        Title to Shares.

(a)           Seller has good and valid title to the Shares set opposite such Seller’s name on Schedule A attached hereto, free and clear of all (other than encumbrances arising pursuant to applicable securities laws).  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Buyer as the new owner of such Shares in the share register of the Company, Buyer will receive good title to such Shares, free and clear of all Liens

(b)           Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (“Contract”), including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares

Section 2.02        Capacity and Enforceability.

Seller has the necessary legal right, power and capacity to execute, deliver and perform under this Agreement and the transactions contemplated hereby.   This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes Seller’s legal, valid and binding obligation, enforceable against him in accordance with its terms.

Section 2.03        No Conflicts; Consents.

(a)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Seller is a party or to which any of their properties or operations are subject, or result in the creation of any Lien on the Shares.

(b)           No material consent, approval, waiver, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or Governmental Authorization from, any Federal, state, local, tribal or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 2.04        Purchase of Shares for Investment

(a)           The shares acquired by Sellers pursuant to this Agreement are being acquired as an investment for Sellers’ own account and not as a nominee or agent, and not with a view to any public distribution thereof.  No Seller shall offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Each Seller which is to receive shares represents and warrants that such Seller (i) can bear the economic risk of such Seller’s respective investments, and (ii) possesses such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Buyer and its securities.

(c)           No Seller which is to receive shares is a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the shares to be issued to him are not registered under the Securities Act and that the issuance thereof to such Seller is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  No Seller has any intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Buyer and Sellers were outside of the United States.  Each certificate representing the shares to be issued to Sellers shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)            Each Seller understands that the shares to be acquired by him may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or any available exemption from registration under the Securities Act, the Shares may have to be held indefinitely.

Section 2.05        No Broker.

No broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

Article III.     REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

The Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof that the statements contained in this Article III are true and correct:

Section 3.01        Organization.

The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership, operation or leasing of its properties make such qualification necessary.

Section 3.02        Capitalization.

(a)           The Company’s authorized and outstanding capitalization consists of 50 million shares of capital stock.   The Shares to be acquired by Buyer constitute 88% of the issued and outstanding shares of Common Stock and are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any applicable foreign, federal or state securities laws, of the Company’s certificate of incorporation or bylaws, or of any preemptive or other rights of any Person.

(b)           There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued Capital Stock of, or other equity interests in, the Company or obligating the Company to issue, transfer, deliver or sell any options or Capital Stock of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Common Stock, capital stock of, or other equity interests in, the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           There are not any registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company, and there are no agreements to which the Company is a party, or which the Company has knowledge of, which conflicts with this Agreement or the transactions contemplated herein or otherwise prohibits the consummation of the transactions contemplated hereunder.

(d)           The Company has not entered into any other agreements or commitments to issue any Common Stock or ratified any future split, combination or reclassification of the Capital.

Section 3.03        Subsidiaries; Equity Interests of the Company

(a)           Except for its interests in the subsidiary set forth on Schedule C (the “Subsidiary”), the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.  All the outstanding equity interests of the Subsidiary directly or indirectly held by the Company have been validly issued and are fully paid, nonassessable and owned by the Company, free and clear of Liens. The Company owns all of the outstanding capital stock of each Subsidiary.

(b)           The Subsidiary is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(c)           There are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.04        No Conflicts; Authorizations

(a)           The execution and delivery of this Agreement by the Sellers does  not, and the consummation by Sellers of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the organizational documents of the Company or the Subsidiary, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract to which the Company or the Subsidiary is a party, or by which the Company or the Subsidiary or any of their respective assets is bound, (iii) violate or conflict with any Law applicable to the Company or any Subsidiary, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or the Subsidiary.

(b)           No Authorization or registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Company or the Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.05        Financial Statements

(a)           The Sellers have made available to Buyer true and complete copies of (i) the consolidated balance sheets of the Company as of December 31, 2013, and May 31, 2014, and the related consolidated statement of operations, changes in the Company’s equity and cash flows for the fiscal year ended December 31, 2013, and the five month period ended May 31, 2014 (such financial statements, the “Company Financial Statements”).

(b)           The Company Financial Statements (i) fairly present in all material respects the consolidated financial condition and the consolidated results of operations, changes in the Company’s equity, and cash flows of the Company as of the respective dates of, and for the periods referred to in, the Company Financial Statements and (ii) have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved.  The Financial Statements are based on the books and records of the Company and the Subsidiary and fairly present the financial condition of the Company on a consolidated basis as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

Section 3.06        No Undisclosed Liabilities

(a)           The Company and the Subsidiary have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Company Financial Statements as of the respective dates thereof, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since May 31, 2014 and which are not, individually or in the aggregate, material in amount.

Section 3.07        Inventory

(a)           All inventory of the Company and the Subsidiary (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable or saleable in the ordinary course of business. None of such inventory is obsolete and no write-down of such inventory has been made or should have been made in the period since May 31, 2014. The quantities of each item of inventory are not excessive and are reasonable in the present circumstances of the Company and its Subsidiary. All work-in-process and finished goods inventory is free of any defect or other deficiency.

Section 3.08        Taxes

The Company has filed all foreign, national, municipal, provincial, local tax returns of any kind whatsoever, including its VAT returns, required to be filed by the date hereof.  Each of such tax returns reflects the taxes due for the period covered thereby and the Company has paid all such amounts. The Company has no liabilities with respect to the payment of any taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

Section 3.09        Books and Records

All of the books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of the Company and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

Section 3.10        Compliance with Law

The Company is in compliance with all laws applicable to it and the conduct of its business as currently conducted.  The Company is not in conflict with, or in default or violation of, nor has it received any notice of any conflict with, or default or violation of, (a) any applicable law by which the Company or any of its property or assets is bound or affected, or (b) any agreement to which the Company was a party or by which the Company or any property, asset or right of the Company was bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a material adverse effect.

Section 3.11        Business Operations and Assets.

(a)           Each of the Company and its Subsidiary owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or the Subsidiary in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(b)           All real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiary as currently conducted and as proposed to be conducted is in suitable condition and currently owned in fee or leased by the Company and the Subsidiary, with good and marketable title or exclusive possession thereto. No Governmental Entity having the power of eminent domain over the real property has commenced or, to Sellers’ Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of such real property.

(c)           All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or the Subsidiary are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business and conform [in all material respects] to all Laws and Authorizations relating to their construction, use and operation.

(d)           All contracts, agreements, franchises, license agreements, and other commitments to which the Company or any Subsidiary is party or is bound as of the date hereof necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (the “Material Contracts”) constitutes a valid and binding obligation of the Company or Subsidiary and, to the Sellers’ Knowledge, the other parties thereto; (b) assuming such Material Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and (c) neither the Company nor the Subsidiary is in breach or default, and no event has occurred which, with due notice or lapse of time or both, would constitute a breach or default by the Company or the Subsidiary, under any Material Contract, and neither the Company nor Subsidiary has given notice of a material breach or material default of any material provision thereof to any other party thereto.

Section 3.12        Absence of Certain Changes or Events

Since May 31, 2014:

(a)           the Company and its Subsidiary has been operated in the ordinary course of business as was operated in the past with no extraordinary actions or transactions.

(b)           there has not been: (A) any material adverse change in the business, operations, properties, assets or condition of the Company or its Subsidiary or (B) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company or its Subsidiary;

(c)           the Company has not: (A) amended its organizational documents; (B) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to Buyers or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (C) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (D) made any material change in its method of management, operation, or accounting; (E) entered into any transactions or agreements of any kind or nature outside the ordinary course of business; (F) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (G) borrowed any money from the Sellers or (H) made any material change to a material contract by which the Company or any of  its assets is bound;

(d)           the Company and its Subsidiary have not: (A) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (B) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; or (C) sold or transferred, or agreed to sell or transfer any of its assets, properties or rights or canceled, or agreed to cancel, any debts or claims; and

(e)           the Company and its Subsidiary did not become subject to any law or regulation, which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company as described in its financial statements.

Section 3.13        Litigation

There are no actions, suits, orders, proceedings or investigations pending or, to the Sellers’ Knowledge threatened by or against the Company or its Subsidiary or affecting the Company, its Subsidiary or their respective properties, at law or in equity, before any court or other governmental authority or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental authority or instrumentality or any circumstance, which after reasonable investigation would result in the discovery of such default.

Section 3.14        Product Warranty

There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the Company or the Subsidiary, beyond that set forth in the standard conditions of sale or service.  Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by the Company or the Subsidiary has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to the date hereof contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

Section 3.15        Labor and Employment Matters

(a)           As of the date hereof, the Company is not a party to and has no obligation to perform (absolute or contingent) under any oral or written: (i) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (ii) agreement, contract, commitment or indenture relating to the borrowing of money, (iii) guaranty of any obligation; (iv) collective bargaining agreement; or (v) agreement with any present or former officer or director of the Company.

(b)           None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) will (i) entitle any Company personnel to any material compensation or benefit under any employee or other benefit plan, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any employee or other benefit plan or (iii) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any material Benefit Plan or material Benefit Agreement.

(c)           Neither the Company nor the Subsidiary is a party or subject to any labor union or collective bargaining agreement. There have not been since establishment and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or the Subsidiary. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

Section 3.16        Completeness of Disclosure

No representation or warranty by any Seller in this Agreement, and no statement made by any Seller in any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as specifically set forth in this Agreement, there are no facts or circumstances of which any Seller is aware that could be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Company and its Subsidiary taken as a whole.

Article IV.     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that each statement contained in this Article IV is true and correct as of the date:

Section 4.01        Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02        Authority and Enforceability

Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

Section 4.03        No Conflicts; Authorizations

(a)           The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby by Buyer will not, (i) violate the provisions of any of the organizational documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(b)           No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.04        SEC Filings; Financial Statements.

(a)           Buyer has made available to the Management Stockholder a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Buyer with the SEC since December 31, 2011 (the “SEC Reports”), which are all the forms, reports and documents required to be filed by Buyer with the SEC since December 31, 2011.  As of their respective dates, the SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Included in the SEC Reports are (i) the audited balance sheets of the Company as of December 31, 2013 and December 31, 2012 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2013 and December 31, 2012, together with the notes to such statements and the opinion of its independent certified public accountants, with respect thereto; and (ii) the unaudited balance sheet of the Company as of March  31, 2014 and the related unaudited statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2014 and March 31, 2013, together with the notes to such statements.

(c)           Each set of financial statements (including, in each case, any related notes thereto) contained in the SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Buyer, taken as a whole. The balance sheets of Buyer included in the SEC Reports are true and accurate and present fairly as of their respective dates the financial condition of Buyer.  The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

Section 4.05        Capitalization; Stock Consideration.

(a)           Buyer’s authorized capitalization consists of 50,000,000 shares of common stock, par value $0.001 per share, and is in the process of being increased to 100,000,000 shares of common stock, $0.001 per share.  Except as provided in this Agreement with respect to the Stock Consideration, the outstanding common stock of Buyer  is as set forth in the most recent SEC Report and there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued capital stock of, or other equity interests in, Buyer or obligating Buyer to issue, transfer, deliver or sell any options or common stock of, or other equity interest in, Buyer or securities convertible into or exchangeable for such shares or equity interests, or obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest, are all, as of the dates thereof, as described in the SEC Reports.  There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, Buyer or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(b)           The Stock Consideration, when issued, and then released and delivered to any Management Stockholder in accordance with the terms of the Earn Out Payment provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities and other Laws).  The issuance of the shares of Buyer’s common stock constituting the Stock Consideration pursuant to this Agreement is not subject to any preemptive rights, rights of first refusal or similar rights.

Section 4.06        Brokers or Finders

No broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Article V.     INDEMNIFICATION

Section 5.01        Survival

(a)           All representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of 18 months, except for those representations and warranties related to taxes and employee benefit plans, which shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(b)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 5.02 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

Section 5.02        Indemnification by Seller

Seller shall indemnify and defend Buyer and its Affiliates (including, following the Closing, the Company and the Subsidiary) and their respective Buyers, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(a)           the failure of any representation and warranty or other statement by Seller contained in this Agreement, or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of the Effective Date;

(b)           any breach of any covenant or agreement of Seller contained in this Agreement, or any certificate or other document furnished or to be furnished to Buyer in connection with the  transactions contemplated by this Agreement; and

(c)           any fees, expenses or other payments incurred or owed by Seller, the Company or the Subsidiary to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 5.03        Other Rights and Remedies Not Affected

The indemnification rights of the parties under this Article V are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Article VI.     MISCELLANEOUS

Section 6.01        Further Assurances

Subject to the terms of this Agreement, each of Buyer and the Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated hereby.

Section 6.02        Entire Agreement.

This Agreement embodies the entire agreement and understanding among Buyer, the Company and each of the Sellers with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.   No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

Section 6.03        Amendment; Waiver.

(a)           The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

(b)           The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

Section 6.04        Assignment.

The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

Section 6.05        Governing Law.

This Agreement (and the schedules hereto) shall be governed by and interpreted and enforced in accordance with the Laws of the State of [New York], without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of [New York] or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of [New York].

Section 6.06        Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.07        Notice.

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Buyer, to:	Tianli Agritech, Inc. Suite K, 12th Floor, Building A, Jiangjing Mansion 228 Yanjiang Ave., Jiangan District, Wuhan City Hubei Province, China 430010

with a copy to:	Eaton & Van Winkle LLP Attn: Vincent J. McGill 3 Park Avenue, 16th floor New York, New York 10016

if to Seller:	to the address set forth opposite such Seller’s name in Schedule A attached hereto.

Section 6.08        Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of New York with jurisdiction over New York City, NY, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in [New York] with jurisdiction over New York City, NY in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in New York with jurisdiction over New York City, New York.

Section 6.09        Severability

Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate.

Section 6.10        Headings.

The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

Section 6.11        Interpretation

The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 6.12        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

[BUYER]	Tianli AgriTech, Inc.

	By:	/s/ Ping Wang
Name: Ping Wang
Title: Chairman & CEO

[SELLERS]		/s/ Youbin Li
Youbin Li

/s/ Hongwen Tong
Hongwen Tong

Xiangyang Guosheng Qirui Investment Co., Ltd.

	By:	/s/ Ning Liu
An Authorized officer

Schedule A

Sellers List / Purchase Price Table

Name of Seller (with address)	No. of Shares	Purchase Price
		Cash Consideration	Stock Consideration

Youbin Li (No.11-16-5-2 Gutianwulu, Qiaokou District, Wuhan City, Hubei Province) Hongwen Tong (Xingfuxiang,zhifang Street, Jiangxia District, Wuhan City, Hubei Province)	30,000,000	RMB 42,000,000
Xiangyang Guosheng Qirui Investment Co., Ltd. (Suite B, #1, Servo Industrial Park, No.1 Qilin Road, Xiangcheng District, Xiangyang City, Hubei Province)	14,000,000		1,047,000 shares

Schedule B

Earn Out Payment Schedule

Fiscal Year Ending December 31,	Target Net Income

2014	RMB 4,500,000

2015	RMB 9,000,000

2016	RMB 15,000,000

Schedule C

Subsidiaries

1.	Beijing Sanqiang Tongwei Electromechanical Hydraulic Pressure Sci. & Tech. Development Co., Ltd ( wholly-owned)